EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

LENDWAY, INC.

LENDWAY, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on August 4, 2023 (the “Certificate of Incorporation”).

2.	The first sentence of Article V of the Certificate of Incorporation is hereby amended and restated to be and read as follows:

The aggregate number of shares of stock the Corporation is authorized to issue is 10,000,000 shares of common stock, par value of $0.01 per share (the “Common Stock”).

3.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Mark R. Jundt its Co-Chief Executive Officer, this 19th day of November, 2025.

LENDWAY, INC.

By:/s/ Mark R. Jundt
Name:Mark R. Jundt

Title:Co-Chief Executive Officer